Exhibit 99.1

CONTACTS:
Danny Jovic	Tim Perrott
Media Relations	Investor Relations
561-438-1594	561-438-4629
Danny.Jovic@officedepot.com	Tim.Perrott@officedepot.com

OFFICE DEPOT, INC. ANNOUNCES MICK SLATTERY AS

PRESIDENT OF COMPUCOM

Boca Raton, Fla., June 24, 2019 -- Office Depot, Inc. (NASDAQ:ODP), a leading B2B integrated distribution company providing business services and supplies, products and technology solutions, today announced the appointment of Mick Slattery as president of CompuCom, effective immediately. Slattery has nearly 30 years of experience in the technology-enabled business services space, and will report directly to Gerry Smith, chief executive officer.

In this role, Slattery will be responsible for providing strong global leadership and operational excellence to advance both CompuCom and Office Depot’s mission and strategy. He will shape and execute the strategy that will enable CompuCom to deliver best-in-breed IT services and solutions to its clients – harnessing CompuCom’s unique capabilities to pursue market opportunities that drive profitable growth.

“CompuCom is a big differentiator and strategic asset for our future,” said Smith. “I’m excited to have Mick join my executive leadership team as he has a track record of developing innovative business strategies and successfully growing technology-based businesses.”

Slattery most recently served as CEO of Conduent Transportation, a division of Conduent, Inc., a technology-led business process services company. During his time there, he defined a clear growth strategy, identified new business opportunities and established a vision for the future. Prior to that, Slattery was a founding executive team member of Avanade, Inc., a global professional services company formed as a joint venture between Accenture and Microsoft providing IT consulting and services. During his 17-year career there, he ultimately served as president, North America after a series of roles with increasing levels of responsibility. Prior to joining Avanade, Inc., Slattery served as associate partner, communications & high tech at Accenture.

Slattery is a graduate of the University of Notre Dame with a bachelor’s degree in Electrical Engineering and holds a Master of Management degree from Northwestern University’s Kellogg School of Management.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading B2B integrated distribution company providing business services and supplies, products and technology solutions through its fully integrated

Exhibit 99.1

omni-channel platform of approximately 1,350 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, the company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2019 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.